Exhibit 10.35

02/03/2022
Andres de Gortari
Sent Via Email
Re: Promotion
Dear Andres:
Charlottes Web, Inc. (Company) is pleased to extend to you this promotion to work in the full-time position of Chief Accounting Officer.
This position is exempt and reports directly to Wes Booysen - Chief Financial and Operating Officer_ Your anticipated start date will be 02/01/2022.
Compensation and Benefits
Base Compensation: Should you decide to accept this offer. your initial annualized base salary will be $258,500.00, with installments generally payable every other Thursday, or sooner as determined by state law. Your salary may be adjusted from time to time, including through increases, in the Companys sole discretion.
This position is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay. Your salary is intended to compensate you the quality of your work. Your work hours may vary from week to week depending on the Companys needs.
Short-Term Incentive Plan: Your target bonus opportunity will be 60% of your actual, regular earnings during the Plan Year. Actual payments will be made at the Companys discretion based on the Companys achievement of certain business targets/initiatives and individual performance. Any annual incentive payment will generally be paid within two and a half months following the end of the Plan Year. Regular Earnings is defined as the aggregate base salary earned during the period. The Compensation Committee reserves the right to adjust or amend the short-term incentive plan at their sole discretion_
Long-Term Incentive Program: You will be eligible to participate in the Companys long-term incentive program on similar terms and conditions as other similarly situated executives. Your target equity incentive opportunity will be 75% of your base salary and the equity award will consist of 50% stock options and 50% restricted stock awards. Each award will vest on a three-year vesting schedule with 33% of the value of each award vesting on each anniversary date. The Compensation Committee reserves the right to adjust or amend the longterm incentive plan at their sole discretion.
Severance: If your employment with the Company is involuntarily terminated for reasons other than Cause or a breach by you of the terms and conditions of this letter (including, but not limited to, a breach of any of the representations contained herein), subject to your execution, and non-revocation, of a release of claims in a form provided by the company, you will be eligible to receive severance in the amount of six (6) months of your base salary.
The Company is an at-will employer. At-will means that an employee may resign at any time with or without advance notice to the Company and with or without cause. Likewise, the Company may terminate an employee at any time with or without advance notice and with or without cause. Except for the Chairman of the Board or the Chairman of the Boards authorized representative, no director, manager, supervisor or representative of the Company has any authority to enter into any agreement for employment for any specific period of time or to make any agreement contrary to the foregoing. Only the Chairman of the Board of the Company or the Chairman of the Boards authorized representative has the authority to make any agreement contrary to the foregoing and then only in writing. Nothing in this letter should be read to alter the at-will nature of your anticipated employment with the Company.
This letter, including the enclosed CIIAA, constitutes the entire agreement between you and the Company relating to this subject matter and supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject. Except as provided herein, this letter may not be modified or amended except by the Companys Chairman of the Board or Chairman of the Boards authorized representative.
Restrictions on Employment
By signing this offer letter, you represent and warrant that you are not party to any agreement or subject to any policy applicable to you that would prevent or restrict your from engaging in activities competitive with the activities of your former employer or from directly or indirectly soliciting any employee, client or customer to leave the employ of, or transfer its business away from, your former employer. or if you are subject to such an agreement or policy, you have complied and will comply with it, and your employment with the Company does not violate any such agreement or policy. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information.
Acceptance
This promotion offer will remain open until close of business on 02/07/2022. To indicate your acceptance of the Companys offer on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below and return it to me no later than that date.

We hope your continued employment with the Company will prove mutually rewarding, and we would like to extend our congratulations once more for your promotion. If you have any questions, please feel free to call me at 919-961-8690_
Sincerely,
Kenzie Matthews
Talent Acquisition Specialist
Charlottes Web, Inc.

By signing below, I acknowledge that I have been furnished with a copy of this offer and that I understand and agree to the terms set forth above. I understand that I will be an at-will employee and that nothing in this document is intended to create a contract of employment or alter the at-will nature of my employment.
Acknowledgement and Acceptance of Terms:

/s/ Andres de Gortari Andres de Gortari 6/28/2021
Signature    Print Name    Date

June 28, 2021
Andres de Gortari
Sent Via Email
Re: Offer of Employment
Dear Andy:
Charlotte's Web, Inc. ("Company") is pleased to extend to you this conditional offer of employment to work in the full-time position of Vice President of Finance and Accounting /Controller. This offer and your employment relationship will be subject to the terms and conditions of this letter. This offer is contingent upon completion, to the Company's satisfaction, of efforts to confirm your suitability for this position, which includes the pre-employment checks and reviews as described in this letter.
This position is exempt and reports directly to Wessel Booysen — Chief Financial Officer. Should you decide to accept this offer, we will outline a tentative start date of July 1, 2021.
Compensation and benefits
Base Compensation: Should you decide to accept this offer, your initial annualized base salary will be $225,000.00, with installments generally payable every other Thursday, or sooner as determined by state law. Your salary may be adjusted from time to time, including through increases,
Charlotte's Web is also prepared to offer a $50,000.00 equity signing bonus in the form of 50 percent restricted stock awards and 50 percent stock options.
This position is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay. Your salary is intended to compensate you the quality of your work. Your work hours may vary from week to week depending on the Company's needs.
For 2021, your target bonus opportunity will be 40% of base salary, with a maximum payout opportunity of 150% of base salary. Actual payments will be determined based on Company results and individual performance against applicable performance metrics to be jointly developed between you and the Company. Any annual bonus with respect to a particular calendar year will generally be paid within two and a half months following the end of the year.

Long-Term Incentive Program: You will be eligible to participate in the Company's long-term incentive program on similar terms and conditions as other similarly situated executives. Commencing in 2021, your target equity incentive opportunity will be 35% of your base salary, with the exception that this equity award will consist of 50% stock options and 50% restricted stock awards, each of which will vest of a four-year vesting scheduled with 25% of each award vesting on each anniversary date.

Flexible Vacation Policy: As an exempt employee, you will be eligible to participate in Charlotte's Web's Flexible Vacation Policy. Under this policy, you will not accrue paid vacation time, but will be awarded the flexibility to take time off from your regular work schedule, with full pay, and no effect to benefit eligibility. Paid time off under this policy is intended for vacation or other compelling reasons and is not intended for certain types of leave outlined under Exceptions in the written policy.

Benefits: You will be entitled to participate in the Company's employee benefit plans and arrangements on the same terms and conditions as other similarly situated employees. Enclosed with this offer letter, you will find a benefits enrollment packet offered by the Company and copies of summaries of the employee benefit plans in which you may be eligible to participate. Your eligibility to participate in any employee benefits plans and the terms of your participation will be governed by the governing plan documents and nothing in this letter can modify those provisions of the plans. For additional information regarding the Company's employee benefit plans, you may contact HumanResources@charlottesweb.com.
Tax and Other Withholding: The amounts of compensation described in this letter are before taxation or other withholdings required or permitted by law. The Company reserves the right to withhold all applicable federal, state and local income, Social Security and other employment taxes, along with any other amounts of required withholding, from all amounts of compensation and other remuneration payable to you, whether as direct compensation or pursuant to any of the compensation or benefit plans in which you may participate.
Guidelines for Employment
If you accept this offer and become an employee of the Company, you will be subject to our employment policies. Included will be your acceptance of the companies NDA agreement and non-compete agreements to be signed upon employment with Charlotte's Web. In addition, the Company reserves the right to modify the compensation or benefits arrangements described in this letter or otherwise maintained by the Company, and also reserves the right to modify your position or duties to meet business needs and to use its discretion in deciding on appropriate discipline. Upon hire, you will be required to read and sign an acknowledgement of receipt of the Employee Handbook and any applicable state supplement.
The Company is an at-will employer. At-will means that an employee may resign at any time with or without advance notice to the Company and with or without cause. Likewise, the Company may terminate an employee at any time with or without advance notice and with or without cause. Except for the Chairman of the Board or the Chairman of the Board's authorized representative, no director, manager, supervisor or representative of the Company has any authority to enter into any agreement for employment for any specific period of time or to make any agreement contrary to the foregoing. Only the Chairman of the Board of the Company or the Chairman of the Board's authorized representative has the authority to make any agreement contrary to the foregoing and then only in writing. Nothing in this letter should be read to alter the at-will nature of your anticipated employment with the Company.
Offer Contingencies
This offer is contingent upon the following:

Successful completion of background check;
Signing the Company's Employee Confidential Information And inventions Assignment
Agreement (CIIAA) [completed via Paycom Onboarding];
Verification of the information contained in your employment application, including satisfactory results in the verification of references;
Confirmation that you are not subject to any legal restrictions on your activities (see below); and
Accepting this offer electronically or in writing within three business day (s) of receipt of written offer.
This offer will be withdrawn (whether or not you have already signed it) if any of the above conditions are not satisfied. Unless and until all such steps have been completed, this conditional offer of employment may be withdrawn and you should not resign your current employment, otherwise alter your employment status, or alter any personal circumstances in reliance on this conditional offer.
In addition, on your first day of employment, please be sure to bring your identification card(s) to establish your identity and eligibility for employment in the United States, e.g., unexpired passport or driver's license and social security card. If you are unable to provide such verification within three business days of the date your employment begins, this offer of employment will be withdrawn.
This letter, including the CIIAA, constitutes the entire agreement between you and the Company relating to this subject matter and supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject. Except as provided herein, this letter may not be modified or amended except by the Company's Chairman of the Board or Chairman of the Board's authorized representative.
Restrictions on Employment
By signing this offer letter, you represent and warrant that you are not party to any agreement or subject to any policy applicable to you that would prevent or restrict your from engaging in activities competitive with the activities of your former employer or from directly or indirectly soliciting any employee, client or customer to leave the employ of, or transfer its business away from, your former employer, or if you are subject to such an agreement or policy, you have complied and will comply with it, and your employment with the Company does not violate any such agreement or policy. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information.
Acceptance
This offer will remain open until close of business on June 30, 2021. To indicate your acceptance of the Company's offer on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below and return it to me no later than that date. Upon receipt of your signed acceptance of this offer letter, I will contact you to begin your on-boarding processes.
We hope your employment with the Company will prove mutually rewarding, and we look forward to having you join us. If you have any questions, please feel free to call me.

/s/ Eric Brown
Eric Brown
Head of Human Resources
Charlotte's Web, Inc.

By signing below, I acknowledge that I have been furnished with a copy of this position change offer letter and that I understand and agree to the terms set forth above. I understand that I will be an at-will employee and that-nothing in this document is intended to create a contract of employment or alter the at-will nature of my employment.

Acknowledgement and Acceptance of Terms:

/s/ Andres de Gortari	Andres de Gortari	2/3/2022
Signature    Print Name    Date